Exhibit 99.1

PRESSRELEASE
www.HelixESG.com

Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release		07-004
	Contact:	Wade Pursell
Date: February 26, 2007	Title:	Chief Financial Officer

Helix Reports 2006 Annual Results
HOUSTON, TX —Helix Energy Solutions (NYSE: HLX) reported net income for the year ended December 31, 2006 of $344.0 million, or $3.87 per share. In December 2006 we completed a carve-out IPO of our Shelf Contracting segment (“Cal Dive”) selling 27% of that business. Removing the total impact of executing this transaction (i.e., gain on sale net of tax effect, incremental SG&A) annual results would have been net income of approximately $253 million, or $2.85 per share. Net income for the fourth quarter was $162.5 million, or $1.73 per share, which included a gain from the Cal Dive IPO of $97 million net of tax, or $1.02 per share.
Summary of Results
(in thousands, except per share amounts and percentages)

	Fourth Quarter		Third Quarter	Twelve Months
	2006	2005	2006	2006	2005

Revenues	$395,839	$264,028	$374,424	$1,366,924	$799,472

Gross Profit	150,980	95,852	130,470	515,408	283,072
	38%	36%	35%	38%	35%

Net Income	162,479	56,006	57,029	344,036	150,114
	41%	21%	15%	25%	19%

Diluted Earnings Per Share	1.73	0.69	0.60	3.87	1.86

Martin Ferron, President and Chief Executive Officer of Helix, stated, “2006 was a very notable year for the evolution of our unique business model. We not only grew earnings by 53% over 2005 levels, but also set the foundation for further growth over the medium term by taking key strategic steps for the two strands of our business: contracting services and oil/gas production. These initiatives are highlighted in the slide presentation that will be used as the basis of our earnings conference call tomorrow.
“While 2006 was a busy year for acquisitions and organic growth investments, the theme for 2007 will very much be strong execution. Our focus is on delivering our projected operating results and managing the important capital projects that will enhance our future returns. I am confident that the very talented personnel of Helix will once again rise to this challenge.

“In December, we provided 2007 Earnings Guidance in a range of $3.35 — $4.75 and stated that this included 100% of Cal Dive’s results. Our outlook for the year hasn’t changed. However, we are now able, along with Cal Dive, to provide specific guidance on that business. We estimate Cal Dive’s net income for 2007 will be between $118 million and $136 million. Accordingly, we are adjusting our guidance to $3.02 to $4.37 per share to reflect the minority interest (27%) in Cal Dive’s earnings. As discussed in December, we estimate approximately 40% of our 2007 earnings will be in the first half of the year with 60% in the second half.”
Financial Highlights
•	Gain on Sale: In December 2006, we completed a carve-out IPO of our Shelf Contracting segment (Cal Dive) selling 27% of that business for net proceeds of $265 million. Cal Dive also borrowed $200 million and distributed it to us as a dividend in December. We recognized a book gain of $236 million ($97 million after taxes) as a result of these transactions.

•	Revenues: The $131.8 million increase in year-over-year fourth quarter revenues was driven primarily by significant improvements in contracting services revenues due to the introduction of newly acquired assets and much better market conditions. In addition, Oil and Gas sales increased $53.8 million due primarily to the production added from the Remington acquisition.

•	Margins: 38% is two points higher than the year ago quarter, and three points better than last quarter, due primarily to the aforementioned improvements in contracting services market conditions. In our Oil and Gas segment, reduced facility repair costs in 4Q 2006 versus 4Q 2005 offset the margin impact of lower realized gas prices.

•	SG&A: $40.8 million increased $19.6 million from the same period a year ago due primarily to increased overhead to support the Company’s growth and bonus accruals in 4Q as financial targets were exceeded. This level of SG&A was 10% of fourth quarter revenues, compared to 8% in the year ago quarter.

•	Equity in Earnings: $5.5 million reflects primarily our share of Deepwater Gateway, L.L.C.’s earnings for the quarter relating to the Marco Polo facility.

•	Income Tax Provision: Backing out the impact of the IPO, the Company’s effective tax rate for the quarter was 34% which is higher than the 27% rate in last year’s fourth quarter which included some adjustments due primarily to the Company’s ability to realize foreign tax credits due to improved profitability both domestically and in foreign jurisdictions.

•	Shares Outstanding: On July 1, 2006, Helix acquired Remington Oil & Gas Corporation for approximately $1.4 billion paying approximately 58% with cash and 42% with Helix stock. The additional shares were the primary cause of total diluted shares outstanding increasing to 94.5 million for the fourth quarter 2006 from 82.9 million in the fourth quarter 2005. This increase was partially offset by the Company buying back $50 million (1.7 million shares) of its stock in the open market during the fourth quarter.

•	Balance Sheet: Total consolidated debt as of December 31, 2006 was $1.5 billion. This includes $201 million under Cal Dive’s new revolving facility which is non-recourse to Helix. We had $492 million of cash and liquid investments on hand as of December 31, 2006. This represents 38% net debt to book capitalization and with $889 million of EBITDAX in 2006, this represents 1.7 times trailing twelve month EBITDAX.
Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). In addition, reconciliations of non-GAAP measures are included on the Investor Relations page of our website. The call, scheduled for 9:00 a.m. Central Standard Time on Tuesday, February 27, 2007, will be webcast live. A replay will be available from the Audio Archives page.

Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own reservoirs. Our oil and gas business is a prospect generation, exploration, development and production company. Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.
FORWARD-LOOKING STATEMENTS
This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ending December 31, 2005 and subsequent quarterly reports on Form 10-Q. We assume no obligation and do not intend to update these forward-looking statements.